Exhibit 99(a)(vii)

ARTICLES SUPPLEMENTARY TO

ARTICLES OF INCORPORATION OF

FMI FUNDS, INC.

The undersigned officers of FMI Funds, Inc. (the “Company”), a corporation duly organized and existing under the Maryland General Corporation Law (the “MGCL”), do hereby certify:

FIRST:  That the name of the Company is FMI Funds, Inc.

SECOND:  That the Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as an open-end management investment company.

THIRD:  That the following amendments (“Amendments”) to the Company’s Articles of Incorporation, as amended to date (the “Articles”), were approved by a majority of the entire Board of Directors of the Company:

(A) increasing the number of authorized shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), by One Hundred Million (100,000,000) shares of Common Stock, from One Billion Three Hundred Million (1,300,000,000) authorized shares of Common Stock ($130,000 aggregate par value) to One Billion Four Hundred Million (1,400,000,000) authorized shares of Common Stock ($140,000 aggregate par value);

(B) designating One Hundred Million (100,000,000) shares of the undesignated Common Stock, following the increase in authorized shares, as “Class E” Common Stock (the “FMI Large Cap Fund—Institutional Class” or such other name designated by the Company’s Board of Directors);

(C) designating One Hundred Million (100,000,000) shares of Common Stock previously designated as “Class B” Common Stock (the “FMI Large Cap Fund”), as “Class E” Common Stock (the “FMI Large Cap Fund—Institutional Class”);

(D) designating Two Hundred Million (200,000,000) shares of Common Stock previously designated as “Class C” Common Stock (the “FMI International Fund”), as “Class F” Common Stock (the “FMI International Fund—Institutional Class”)

(E) designating Two Hundred Million (200,000,000) shares of Common Stock previously designated as “Class D” Common Stock (the “FMI Common Stock Fund”), as “Class G” Common Stock (the “FMI Common Stock Fund—Institutional Class”); and

(F) authorizing and directing the filing of these Articles Supplementary for record with the State Department of Assessments and Taxation of Maryland (the “Department”).

FOURTH:  That the total number of shares of Common Stock that the Company has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(a)(13) and Section 2-105(c) of the MGCL, and that the undesignated Common Stock, following the increase in authorized shares, was classified as Class E, Class F and Class G Common Stock by the Board of Directors under the authority contained in the Company’s charter.

FIFTH:  That immediately before the increase the total number of shares of stock of all classes that the Company had authority to issue was One Billion Three Hundred Million (1,300,000,000) authorized shares of Common Stock ($130,000 aggregate par value), with the table below setting forth the total number of shares of Common Stock of each class immediately before the increase and the respective aggregate par value of such class.

Class	Number of Shares	Aggregate Par Value

Class A Common Stock (FMI Focus Fund)	None	None

Class B Common Stock (FMI Large Cap Fund)	500,000,000	$50,000

Class C Common Stock (FMI International Fund)	400,000,000	$40,000

Class D Common Stock (FMI Common Stock Fund)	400,000,000	$40,000

SIXTH:  That as increased the total number of shares of stock of all classes that the Company has authority to issue is One Billion Four Hundred Million (1,400,000,000) authorized shares of Common Stock ($140,000 aggregate par value), with the table below setting forth the total number of shares of Common Stock of each class as increased and the respective aggregate par value of such class:

Class	Number of Shares	Aggregate Par Value

Class A Common Stock	None	None

Class B Common Stock (FMI Large Cap Fund)	400,000,000	$40,000

Class C Common Stock (FMI International Fund)	200,000,000	$20,000

Class D Common Stock (FMI Common Stock Fund)	200,000,000	$20,000

Class E Common Stock (FMI Large Cap Fund—Institutional Class)	200,000,000	$20,000

Class F Common Stock (FMI Common Stock Fund—Institutional Class)	200,000,000	$20,000

Class G Common Stock (FMI International Fund—Institutional Class)	200,000,000	$20,000

SEVENTH:  That pursuant to the Amendments, the first two sentences of Section A of Article IV of the Company’s Articles of Incorporation, as amended to date, are amended in their entirety to read as follows (Section A of Article IV shall otherwise remain the same):

“The aggregate number of shares of capital stock which the Corporation shall have authority to issue is One Billion Four Hundred Million (1,400,000,000) shares, all with a par value of One Hundredth of a Cent ($0.0001) per share, to be known and designated as

“Common Stock.”  The aggregate par value of the authorized shares of the Corporation is One Hundred Forty Thousand Dollars ($140,000).”

EIGHTH:  That the respective preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Class B Common Stock, Class C Common Stock, Class D Common Stock, Class E Common Stock, Class F Common Stock and Class G Common Stock are as set forth in Section B of Article IV of the Company’s Articles of Incorporation, as amended to date.

NINTH:  These Articles Supplementary shall become effective as of the time they are accepted by the Department for record.

TENTH:  That the Amendments are limited to changes expressly permitted by Section 2-605 and 2-105(a)(13) of the MGCL to be made without action by the stockholders of the Company.

IN WITNESS WHEREOF, the undersigned officers of the Company who executed the foregoing Articles Supplementary hereby acknowledge the same to be their act and further acknowledge that, to the best of their knowledge, information and belief, the matters set forth herein are true in all material respects under the penalties of perjury.

Dated this 24th day of October, 2016.

FMI FUNDS, INC.

By: /s/ Ted D. Kellner
       Ted D. Kellner, President

Attest: /s/ John S. Brandser
              John S. Brandser, Secretary

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